Exhibit19.1

GREENBROOK TMS INC.

Insider Trading Policy

Approved by the Board of Directors on February 9, 2021

GREENBROOK TMS INC.

INSIDER TRADING POLICY

A.	Introduction
1.

This Insider Trading Policy (the “Policy”) applies to all Trades in Securities of Greenbrook TMS Inc. (the “Corporation”) by all officers and members of the board of directors of the Corporation and, to the extent practicable, Significant Shareholders. It also applies to all employees of the Corporation and to all individuals who have entered into consulting arrangements with the Corporation or are independent contractors to the Corporation pursuant to an agreement with the Corporation who, in each case, are designated as “Non-technical Insiders” of the Corporation pursuant to Section B.

2.

This Policy imposes restrictions beyond those imposed by law by requiring pre-clearance of Trades in Securities. Its purpose is to ensure that Reporting Insiders and Non-technical Insiders do not abuse, and do not place themselves under suspicion of abusing, Undisclosed Material Information that they may have or be thought to have, especially in periods leading up to an announcement of the Corporation’s financial results.

3.

Observance of this Policy does not dispense with the need to observe the law relating to Trading in Securities of the Corporation in Canada, the United States, or in any other jurisdiction to which the Reporting Insider or Non-technical Insider may be subject.

4.	The legal restrictions in respect of Trading in Securities may, in certain circumstances (e.g., proposed acquisitions), apply to Securities of other public companies (see Section G).
5.	A summary of the application of this Policy to certain more common transactions is given in Section J.
6.	Insiders are strongly advised to consult the Corporation’s General Counsel if they are in any doubt as to the interpretation or application of this Policy.
7.	This Policy shall be posted on the Corporation’s website.
8.	Capitalized terms used but not otherwise defined herein have the meaning given to them Section L.
B.	Insiders
1.	The following Persons and companies are Reporting Insiders of the Corporation for the purpose of this Policy:
(a)

the President and Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) of the Corporation, or of a Significant Shareholder of the Corporation or of a subsidiary of the Corporation;

(b)	a member of the board of directors of the Corporation, or of a Significant Shareholder of the Corporation or of a subsidiary of the Corporation;
(c)	a Person or company responsible for a principal business unit, division or function of the Corporation;
(d)	a Significant Shareholder of the Corporation;
(e)

a Significant Shareholder of the Corporation based on Post-conversion Beneficial Ownership of the Corporation’s Securities, and the CEO, CFO or COO and every member of the board of directors of the Significant Shareholder based on Post-conversion Beneficial Ownership;

(f)

a management company that provides significant management or administrative services to the Corporation or a subsidiary of the Corporation, every member of the board of directors of the management company, every CEO, CFO or COO of the management company, and every Significant Shareholder of the management company;

(g)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);
(h)	the Corporation itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or
(i)	any other insider that
(i)

in the ordinary course receives or has access to information as to Material Facts or Material Changes concerning the Corporation before the Material Facts or Material Changes are Generally Disclosed; and

(ii)	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Corporation.

The General Counsel shall retain a list of Reporting Insiders.

2.	Non-technical Insiders

The Reporting Insiders of the Corporation are responsible for designating as Non-technical Insiders those Persons working under their control regardless of seniority (including any vice-presidents, directors, managers and other employees), who have access, or who may obtain access, to Undisclosed Material Information in the course of their duties. All designations of Non-technical Insiders must be reported to the General Counsel who shall retain a list of all Non-technical Insiders of which he or she is advised.

Without limiting the above, Non-technical Insiders include the following Persons:

•

any employee, contractor or consultant of the Corporation or management companies who may have regular access to Undisclosed Material Information about the Corporation and has been notified that he or she is considered a Non-technical Insider for the purposes of the trading restrictions in this Policy; and

•

any employee, contractor or consultant of the Corporation or management companies working on a project or other matter through which he or she obtains, or may obtain, Undisclosed Material Information about the Corporation and has been notified that he or she is considered a Non-technical Insider for the purposes of the trading restrictions in this Policy.

C.	Prohibition on Trading in Securities of the Corporation
1.	Reporting Insiders and Non-technical Insiders must not Trade any Securities of the Corporation:
(a)	on considerations of a short term nature or by way of call or put options in accordance with Section J;
(b)	during a Closed Period;
(c)	at any time when he or she is in possession of Undisclosed Material Information in relation to the Corporation or those Securities; or
(d)	otherwise where clearance to Trade is not given under the provisions of this Policy (see Section D).

2.Exceptions

Despite subsection 1(b) above, anyone subject to this Policy may Trade Securities of the Corporation during a Closed Period with the prior consent of any three disinterested directors of the Corporation (which approval may be confirmed with each of them individually). However, permission to Trade Securities of the Corporation during a Closed Period will be granted only in special circumstances.

D.	Clearance to Trade
1.	General

In addition to obligations of Reporting Insiders and Non-technical Insiders contained in Section E.1 with respect to those in a Special Relationship with them and/or the Corporation but subject to Section K(b), Reporting Insiders and Non-technical Insiders must not Trade in any Securities of the Corporation without first applying for and receiving written clearance.

Attached to this Policy as Appendix B is a form which must be submitted to the General

Counsel by all Reporting Insiders and Non-technical Insiders seeking clearance to Trade.

Consideration and a written response will be given to applications as soon as possible.

If clearance is granted, the Reporting Insider or Non-technical Insider, as the case may be, must notify the General Counsel as soon as he/she has purchased or sold the Securities by dating, completing, signing and returning the applicable part of the lower portion of the form attached as Appendix B.

In recognition of the fact that circumstances may change, clearance to Trade will have a maximum validity of two (2) Trading Days (or to the beginning of the next Closed Period, if sooner).

Regardless of whether the Trade is completed within the two (2) Trading Day period, the Reporting Insider or Non-technical Insider, as applicable, must notify the General Counsel by dating, completing, signing and returning the applicable part of the lower portion of the form attached as Appendix B.

Trades by the General Counsel and CFO must be pre-cleared with, and reported to, the CEO.

2.	Exceptional Circumstances

In exceptional circumstances where it is the only reasonable course of action available to a Reporting Insider or Non-technical Insider, clearance may be given for him/her/it to sell (but not to purchase) Securities when he/she/it would otherwise be prohibited from doing so (for example, to meet a pressing financial commitment on the part of the Reporting Insider or Non-technical Insider that cannot otherwise be satisfied).  The determination of whether circumstances are exceptional for this purpose will be made by the Person responsible for giving clearance.

E.	Dealings by Persons in a Special Relationship
1.

Reporting Insiders and Non-technical Insiders must (so far as it is consistent with his/her/its duties of confidentiality to the Corporation) use all reasonable efforts to prohibit Trading in any Securities of the Corporation at any time when he/she/it is prohibited from Trading under this Policy by or on behalf of any Person in a Special Relationship with him/her/it and/or the Corporation.

2.

For the purposes of the above paragraph, Reporting Insiders and Non-technical Insiders must advise all Persons or companies (i) in a Special Relationship with him/her/it or (ii) in a Special Relationship with the Corporation and with whom they have contact:

(a)	that trading restrictions apply to the Securities of the Corporation;
(b)	of the Closed Periods during which Trading cannot take place;
(c)	of any other periods when the Reporting Insider or Non-technical Insider knows that he/she/it is not himself/herself/itself free to deal under the provisions of this Policy unless his/her or its duty of confidentiality to the Corporation prohibits him/her/it from disclosing such periods; and

(d)	that they must inform him/her/it immediately after they have Traded Securities of the Corporation.

Having taken the above action, Reporting Insiders and Non-technical Insiders must, when possible, seek prior clearance, under Section D above, for the Persons or companies in a Special Relationship to Trade.

Notwithstanding the foregoing, Reporting Insiders and Non-technical Insiders need not (i) advise a Person in a Special Relationship with the Corporation that they must inform him/her/it immediately after they have Traded Securities of the Corporation or (ii) seek prior clearance, under Section D above, for a Person in a Special Relationship to Trade, if such Person is in a Special Relationship with the Corporation solely by virtue of their being a member of the board of directors, officer or employee of a company that is engaging in or proposes to engage in any business or professional activity with or on behalf of the Corporation.

F.	Insider Acting as Director

If an insider is a member of the board of directors of a corporation and there is any likelihood of the corporation Trading in the Securities of the Corporation, he or she should seek the advice of the General Counsel, as the provisions of this Policy may apply as if the Trading was on his or her own account.

G.	Prohibition on Trading in Securities of Other Public Entities

Illegal insider trading in Securities of another public issuer and illegal tipping by members of the board of directors, officers and other employees of the Corporation of Undisclosed Material Information relating to another issuer can bring the Corporation into disrepute. Accordingly, neither the Corporation nor a member of the board of directors, officer or other employee of the Corporation who is a Person in a Special Relationship with another issuer, such as the suppliers and clinical partners of the Corporation, and who possess Undisclosed Material Information relating to that other issuer, may Trade Securities of the other issuer while they possess the Undisclosed Material Information, or engage in tipping of the Undisclosed Material Information relating to the other issuer.

With regard to other public entities’ Securities, there will be no formal clearance procedure to Trade (as outlined in Section D) unless specifically advised.

H.	Observance of Insider Trading Law
1.	General

Under the Securities Act (Ontario) it is an offence for an individual who has Undisclosed Material Information as an insider to:

(a)	Trade in Securities of the Corporation;
(b)	inform others of the Undisclosed Material Information unless disclosure is necessary in the course of business; or
(c)	recommend or encourage Trades.

Under Ontario securities law, there are harsh penalties for breaches of the rules governing insider Trading. Essentially, the fine is a minimum equal to the profit made or loss avoided and a maximum equal to the greater of $5,000,000 and three times the profit made or loss avoided. As well, penalties can include imprisonment for up to five years less a day.

The U.S. federal securities laws prohibits the purchase or sale of a security of any issuer, on the basis of material nonpublic information about that security or issuer.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The U.S. Securities and Exchange Commission (“SEC”) and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Corporation, including dismissal.  Insider trading violations are not limited to violations of the U.S. and Canadian securities laws.  Other U.S. federal and state, and Canadian federal or provincial, civil or criminal laws, such as the laws prohibiting mail and wire fraud and the U.S. Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

2.	Reporting of Reporting Insiders and Trades

Immediately after becoming an insider of the Corporation, each Reporting Insider who holds Securities of the Corporation must complete and file all insider reports required by the securities regulators and provide evidence of same to the General Counsel or provide to the General Counsel the requisite information to complete the relevant filing(s). The General Counsel must, in turn, file the report(s) with the applicable regulator(s) in a timely fashion. To the extent you wish to receive guidance as to the nature of the filings required, please contact the General Counsel.

Upon completing a Trade, each Reporting Insider must, as described in Section D1, notify the General Counsel or CEO, as applicable, by dating, completing, signing and returning the applicable part of the lower portion of the form attached as Appendix B and must complete all insider reports required by the securities regulators and provide evidence of same to the General Counsel or CEO, as applicable, or provide to the General Counsel or CEO, as applicable, the requisite information to complete the relevant filing(s). The General Counsel or CEO, as applicable, must, in turn, file the report(s) with the applicable regulator(s) in a timely fashion.

Reporting Insiders are responsible for ensuring that their individual profile on file with securities regulators remains up to date. Without limiting this obligation, upon ceasing to be a Reporting Insider of the Corporation each Reporting Insider who holds (or in the past held) Securities of the Corporation must complete and file all documentation necessary to update his/her/its personal profile to indicate that he/she/it is no longer a Reporting Insider of the Corporation.

Reporting Insiders requiring assistance with this updating should contact the General Counsel. The above obligations are in addition to any contained in Section D1.

I.	Trading in Breach of the Policy

Any Trading in breach of the law or this Policy will be regarded as a serious offence.

J.	Anti-Hedging
1.	Introduction and Objective

The board of directors of the Corporation believes that it is inappropriate for members of the board of directors, officers or employees of the Corporation or its respective subsidiary entities, or, to the extent practicable, any other Person  (or their Associates) in a Special Relationship with the Corporation to hedge or monetize transactions to lock in the value of holdings in the Securities of the Corporation or to sell “short” Securities of the Corporation. Such transactions, while allowing the holder to own the Corporation’s Securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stakeholders, particularly in the case of equity Securities, the public shareholders of the Corporation.

The objective of this Section J is therefore to prohibit those subject to it from directly or indirectly engaging in hedging against future declines in the market value of any Securities of the Corporation through the purchase of financial instruments designed to offset such risk.

2.	Prohibitions Against Certain Hedging Transactions

Unless otherwise approved by the Corporation’s Governance, Compensation and Nominating Committee (or, if so delegated by the Governance, Compensation and Nominating Committee, the General Counsel, CFO or CEO, as applicable), no member of the board of directors, officer or employee of the Corporation, or, to the extent practicable, any other Person (or their Associate) in a Special Relationship with the Corporation, may, at any time, purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any equity Securities granted to any such Person as compensation or any other Securities of the Corporation held directly or indirectly thereby.

Any violation of this Section J will be regarded as a serious offence.

3.	General

Nothing in this Section J in any way detracts from or limits any obligations that those subject to it have in law or pursuant to a management, employment, consulting or other agreement with the Corporation.

K.	Application of the Policy to More Common Transactions

The following summary provides guidance on certain more common transactions which Reporting Insiders, Non-technical Insiders and Persons in a Special Relationship may wish to carry out:

(a)	Transactions subject to this Policy – prior clearance required
(i)	The acquisition or disposal of Securities of the Corporation, however held.
(ii)	The transfer of Securities of the Corporation for no consideration.
(b)	Transaction allowed at any time without prior clearance

The transfer of Securities of the Corporation by a Reporting Insider or Non-technical Insider into the name of the Reporting Insider’s or Non-technical Insider’s spouse and/or children under the age of 18 provided such spouse or child resides in the same home as the Reporting Insider or Non-technical Insider.

If the transaction contemplated does not appear above, you are strongly advised to consult the General Counsel.

L.	Section 16 Compliance

Officers, directors and greater than 10% owners of the Corporation may face additional compliance requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934. To ensure compliance with Section 16(a) reporting obligations (to the extent applicable), all proposed transactions in any securities of the Corporation (including cashless transfers and exercises of securities) by such persons should be reported to the General Counsel in advance in order to facilitate reporting to the SEC within two business days after the trade.

M.	Definitions

“Associates” where used to indicate a relationship with any Person, means:

(a)

any company of which such Person beneficially owns, directly or indirectly, voting Securities carrying more than 10 per cent of the voting rights attached to all voting Securities of the company for the time being outstanding;

(b)	any partner of that Person;
(c)	any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity;
(d)	any relative of that Person who resides in the same home as that Person;
(e)	any Person who resides in the same home as that Person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage; or
(f)	any relative of a Person mentioned in clause (e) who has the same home as that Person.

“Closed Period” means:

(a)

the period commencing with the first day of the first quarter until and including, two full Trading Days after the announcement of the Corporation’s annual or quarterly results for the preceding calendar quarter (i.e. if the quarterly results are issued publicly before markets open on a Tuesday, the Closed Period would normally include that Tuesday and Wednesday); and

(b)	any other period designated as such by the Disclosure Committee.

“Generally Disclosed” means the dissemination of information to the public in a manner calculated to effectively reach the marketplace and the passage of a reasonable amount of time (generally at least 24 hours but it could be longer or shorter, depending on the circumstances) for the public to analyze the information, and generally disclose means to disseminate information in this manner.

“Material Change” with respect to the Corporation means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the Securities of the Corporation and includes a decision by the members of the board of directors or by senior management (where management believes that confirmation of the decision by the members of the board of directors is probable) to implement such a change. Examples of information that may be material under securities law and stock exchange rules are reproduced in Appendix A attached to this Policy.

“Material Fact” means any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of any of the Securities of the Corporation, and/or there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Examples of information that may be material under securities law and stock exchange rules are reproduced in Appendix A attached to this Policy.

“Non-technical Insider” means any Person designated as such pursuant to Section B.2.

“Person” means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

“Post-conversion Beneficial Ownership” shall be interpreted as follows: a Person or company is considered to have, as of a given date, Post-conversion Beneficial Ownership of a security, including an unissued security, if the Person or company is the beneficial owner of a security convertible into the security within 60 days following that date or has a right or obligation permitting or requiring the Person or company, whether or not on conditions, to acquire beneficial ownership of the security within 60 days, by a single transaction or a series of linked transactions.

“Reporting Insider” means any Person or company designated as such pursuant to Section B.1.

“Securities” means any Securities of a Person or company and includes any instrument, agreement, security or exchange contract the value, market price or payment obligations of which are derived from, referred to or based on the value, market price or payment obligations of a security or any other instrument, agreement or understanding that affects, directly or indirectly, a Person’s or company’s economic interest in the security. In respect of the Corporation, Securities include its shares, Securities exchangeable into shares or debt Securities of the Corporation, deferred share units or options issued under security-based compensation plans of the Corporation, if applicable.

“Significant Shareholder” means a Person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, Securities carrying more than 10 per cent of the voting rights attached to all outstanding voting Securities, calculated as follows: (i) the voting Securities owned by a Person or company, and the entities’ outstanding voting Securities, each include voting Securities in respect of which a Person or company has Post-conversion Beneficial Ownership, and (ii) a Person or company may exclude any Securities held by the Person or company as underwriter in the course of a distribution.

“Special Relationship” – where used to indicate a relationship with any Person or company (including the Corporation) means:

(a)	Family members
•	Spouses, common law spouses or other relatives that reside in a Person’s home.
(b)	Persons and companies providing services
•	A Person that is engaging in or proposes to engage in any business or professional activity with or on behalf of the Corporation; and
•	Members of the board of directors, officers and employees of the Corporation or members of the board of directors, officers and employees of a Person described in the paragraph above.
(c)	Associates and affiliates
•	Associates and affiliates of the Person.
(d)	Miscellaneous
•

Persons or companies that learn of Undisclosed Material Information while they are in a Special Relationship with the Corporation or learned of Undisclosed Material Information from a Person described in (a) - (c) above, who knows or ought reasonably to have known that such other Person is in a Special Relationship with the Corporation.

“Trade” or “Trading” means any purchase or sale of a security of the Corporation, and includes any other change in the beneficial ownership of, or control or direction over, whether direct or indirect, a security but does not include a trade pursuant to an automatic securities purchase plan (including a dividend reinvestment plan) that is exempt from the customary insider reporting requirements of National Instrument 55-104 – Insider Reporting Requirements and Exemptions, as replaced or amended from time to time (including any successor rule or policy thereto) provided the entering into, amendment, suspension or termination of such a plan shall constitute a Trade for purposes of this Policy.

“Trading Day” means a day on which the Toronto Stock Exchange is open for Trading and on which the Trading in the Securities of the Corporation is not halted or suspended.

“Undisclosed Material Information” means Material Changes and Material Facts which have not been Generally Disclosed. Examples of information that may be material under securities law and stock exchange rules are reproduced in Appendix A attached to this Policy.

N.	Review of Insider Trading Policy

This Policy shall be reviewed by the Governance, Compensation and Nominating Committee annually or otherwise as it deems appropriate, and propose recommended changes, if any, to the board of directors. In conducting the review, the Governance, Compensation and Nominating Committee will consult with the CEO, General Counsel and CFO as required, to ensure continued compliance with regulatory standards for policies of this nature.

APPENDIX A

EXAMPLES OF INFORMATION THAT MAY BE MATERIAL

Part 1 - Reproduced from National Policy 51-201 of the Canadian Securities Regulatory Authorities

Changes in Corporate Structure

•	changes in share ownership that may affect control of the company
•	major reorganizations, amalgamations, or mergers
•	take-over bids, issuer bids, or insider bids

Changes in Capital Structure

•	the public or private sale of additional Securities
•	planned repurchases or redemptions of Securities
•	planned splits of common shares or offerings of warrants or rights to buy shares
•	any share consolidation, share exchange, or stock dividend
•	changes in a company’s dividend payments or policies
•	the possible initiation of a proxy fight
•	material modifications to the rights of security holders

Changes in Financial Results

•	a significant increase or decrease in near-term earnings prospects
•	unexpected changes in the financial results for any period
•	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
•	changes in the value or composition of the company’s assets
•	any Material Change in the company’s accounting policies

Changes in Business and Operations

•	any development that affects the company’s resources, technology, products or markets

•	a significant change in capital investment plans or corporate objectives
•	major labour disputes or disputes with major contractors or suppliers
•	significant new contracts, products, patents, or services or significant losses of contracts or business
•	significant discoveries by resource companies
•	changes to the board of directors or executive management, including the departure of the company’s CEO, CFO or president (or Persons in equivalent positions)
•	the commencement of, or developments in, material legal proceedings or regulatory matters
•	waivers of corporate ethics and conduct rules for officers, members of the board of directors, and other key employees
•	any notice that reliance on a prior audit is no longer permissible
•	de-listing of the company’s Securities or their movement from one quotation system or exchange to another

Acquisitions and Dispositions

•	significant acquisitions or dispositions of assets, property or joint venture interests
•	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

•	the borrowing or lending of a significant amount of money
•	any mortgaging or encumbering of the company’s assets
•	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
•	changes in rating agency decisions
•	significant new credit arrangements

Part 2 — Reproduced from Section 410 of the Toronto Stock Exchange Company Manual

●	changes in share ownership that may affect control of the company
●	changes in corporate structure, such as reorganizations, amalgamations, etc.
●	take-over bids or issuer bids
●	major corporate acquisitions or dispositions
●	changes in capital structure
●	borrowing of a significant amount of funds
●	public or private sale of additional Securities
●	development of new products and developments affecting the company’s resources, technology, products or market
●	significant discoveries by resource companies
●	entering into or loss of significant contracts
●	firm evidence of significant increases or decreases in near-term earnings prospects
●	changes in capital investment plans or corporate objectives
●	significant changes in management
●	significant litigation
●	major labour disputes or disputes with major contractors or suppliers
●	events of default under financing or other agreements
●	any other developments relating to the business and affairs of the company that would reasonably be expected to significantly affect the market price or value of any of the company’s Securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions

APPENDIX B

Securities Trading Clearance and Notification Form

This form has been prepared to help Reporting Insiders and Non-technical Insiders of the Corporation to Trade in Securities of the Corporation in accordance with securities regulation and stock exchange rules. Such Reporting Insiders and Non-technical Insiders are required to complete this form after reading the Insider Trading Policy, and fax or email to the attention of the General Counsel of the Corporation.

PRE-TRADING - OBTAINING CLEARANCE TO TRADE

BOLD TERMS HEREIN SHALL HAVE THE MEANING SET OUT IN THE POLICY.

Name (please print)   ………………………………….

Telephone/Fax          …………………………………..

I wish to carry out the following Trade in the Securities of Greenbrook TMS Inc.:

…………………………………………………………………………………………………………………………
…………………………………………………………………………………………………………………………
…………………………………………………………………………………………………………………………..

(please detail the nature (i.e., buy/sell) and timing of the proposed transaction and in whose name it is being carried out).

I confirm that I am not in possession of any Undisclosed Material Information.

Signed……………………………… Date  ………………………………

It is your obligation to comply with Section H of the Policy and provide the requisite reports/information to the General Counsel in order to ensure that all filings necessary to comply with applicable securities laws are made in a timely fashion.

Clearance given for a period of two (2) Trading Days from the date hereof.

Signed………………………………Date………………………………

Name………………………………Position………………………………

POST-TRADING - NOTIFICATION OF TRADE

Please complete this when the Trade has been completed or not completed (as the case may be) and forward a copy to the General Counsel.

I confirm that the above Trade was carried out as follows:

Date of transaction:          ………………………………

*must utilize the date of purchase or sale and not the settlement date (which is three (3) to five (5) days later)

Number of Securities:          ………………………………

Price (if applicable):          ………………………………

Signed:                                       ………………………………

Date                                        ………………………………

or

I confirm that the above Trade was not completed in the two (2) Trading Day period for which clearance to complete was obtained.

Signed:                                       ………………………………

Date                                      ………………………………